CORPORATE UNIVERSE, INC.

2093 Philadelphia Pike # 8334, Claymont, Delaware 19703

December 10, 2020

Mr. Andrew Sispoidis
Carbon Ion Energy Storage, Ltd. /Solutions for Start Up Ventures Ltd
3 Churchill House, Queen Street
Wellington Shropshire, England
TF1 ISN UK

Re: Proposed Acquisition of Carbon Ion Energy Storage, Ltd.

Dear Sir:

This Binding letter of intent (this "Letter") is intended to summarize the principal terms of the proposed acquisition of one hundred percent (100%) of the issued and outstanding capital shares of Carbon Ion Energy Storage, Ltd., a newly created Delaware corporation ("CARBON ION"), fka ZapGo LTD, by CORPORATE UNIVERSE, INC., a Delaware corporation and publicly traded company quoted under the trading symbol COUV ("PUBCO"), as described further below (the "CARBON ION Acquisition"). CARBON ION and PUBCO are referred to collectively herein as the "Parties", and each individually as a "Party". The CARBON ION Acquisition and transactions described below are collectively referred to as the "Proposed Transactions.

It is understood by the Parties that CARBON ION is a new Delaware corporation created for the purpose of being assigned the assets of Solutions for Start Up Ventures, Limited, a UK company (which currently holds title to all of the assets of ZapGo, Ltd.) The purpose of the proposed CARBON ION Acquisition is for PUBCO to acquire all of the assets of ZapGo, Ltd. in a manner which is attractive to all Parties.

This Letter reflects the understanding of the Parties concerning the matters described herein but is not intended to and does not constitute an exhaustive statement of, or a legally binding or enforceable agreement or commitment of the Parties to conclude, any agreement or commitment of the Parties. Any additional obligation of the Parties with respect to the Proposed Transactions intended to be binding shall be memorialized by the execution and delivery of definitive agreements and any necessary related ancillary documentation by the Parties (collectively, the "Definitive Agreements") and the satisfaction of the conditions contained therein.

1. Transaction Structure. Subject in all respects to the terms and conditions of the Definitive Agreements, the structure of the Proposed Transactions is described below:

(a) Upon closing of the Acquisition (as defined below), PUBCO shall acquire all of the outstanding fully diluted shares of capital stock of CARBON ION ("CARBON ION Shares"), including, but not limited to, the outstanding and subscribed shares of its common

stock ("CARBON ION Common Shares") and any outstanding shares of Preferred Stock ("CARBON ION Preferred Shares'). Upon the closing of the Acquisition, PUBCO will issue a total of (i) 100,000,000 duly authorized, fully paid and non-assessable newly issued shares of PUBCO's common stock ("PUBCO Shares") to former holders of CARBON ION Shares, and the foregoing share exchange will result in CARBON ION becoming a wholly owned subsidiary of PUBCO (the "Acquistion""). In addition, upon closing, a newly created Series of PUBCO Preferred Stock convertible into 60% of the issued and outstanding shares of PUBCO Common Stock, shall be reserved for CARBON ION Designees, and held in escrow, to be released to CARBON ION Designees upon the achievement of certain agreed-upon benchmarks to be set forth in the Definitive Agreements.

(b) In connection with the Acquisition, CARBON ION shall enter into employment agreements with its key executives on terms satisfactory to PUBCO, (the "Employment Agreements"). Upon Closing, PUBCO shall also appoint Mr. Andrew Sispoidis to its Board of Directors and as PUBCO's Chief Executive Officer, Mr. Isaac H. Sutton will assume the role of Chief Operation Officer – COO.

(c) Upon the closing of the Proposed Transactions, as a wholly owned subsidiary, CARBON ION's financials shall be consolidated with those of PUBCO, and PUBCO shall assume liability for all CARBON ION debt shown in CARBON ION's audited financial statements for the period ending December 31, 2020, including approximately $270,000 owed to the Administrator.

(d) PUBCO and the CARBON ION shall each cooperate with the other and use their reasonable best efforts to execute and deliver the Definitive Agreements and all other documents necessary or desirable to affect the Proposed Transactions as soon as possible and to thereafter satisfy each of the conditions to closing specified thereunder.

2. Conditions. In addition to other customary conditions, the Parties agree that the completion and the consummation of the Reverse Merger and the Employment Agreements are contingent upon the completion and consummation of each other. In addition, the consummation of the Proposed Transactions shall be subject to the following conditions:

(a) Negotiation of Definitive Agreements. The Definitive Agreements shall contain customary representations and warranties for a transaction of this type, as mutually agreed between the parties, including but not limited customary representations, warranties and covenants of PUBCO. Consummation of the Proposed Transactions shall be subject to customary closing conditions. The closing date of the Proposed Transactions shall be on or before December 31, 2020 and will occur as promptly as practicable following receipt of all necessary approvals, including the approval of the majority of stockholders of each of PUBCO and CARBON ION, and completion and delivery of audited and interim unaudited financial statements of CARBON ION and pro forma statements reflecting the Proposed Transactions (the "Financial Statements").

(b) Director and Stockholder Approval. All necessary approvals of the Board of Directors of PUBCO and Directors and stockholders CARBON ION shall have been obtained, including all approvals that may be necessary to affect the Proposed Transactions.

(c) Access to Books and Records. Pending the execution of the Definitive Agreements and the consummation of the Proposed Transactions, each of the Parties shall give

the other Parties and their designated respective officers, directors, stockholders, members, partners, employees, advisors, agents, financing sources (and their respective advisors) or other representatives and affiliates (collectively, "Representatives"), a reasonable opportunity to conduct a due diligence investigation of PUBCO, CARBON ION, and their relevant corporate records, documents, intellectual property, contracts, and financial condition.

(d) Approval of Due Diligence. Each Party shall have until Closing, on December 31, 2020, to complete the due diligence investigations referenced in (c) above, to approve the results of its due diligence review of the relevant corporate records, documents, intellectual property, contracts, and financial condition of the other Party.

(e) Raising of Capital. Upon Signing of this Definitive Letter of Intent, COUV will loan Carbon Ion $100,000.00 usd , this loan will be forgiven upon closing. On closing COUV will invest an additional $400,0000 into CARBON ION , of which $270,000 will be for immediate payment of the Administrator's Fee, which will reflect the final and total payment due. COUV agrees to invest into CARBON ION an additional $500,000, which shall be released from an escrow account in increments of $125,000 to be distributed to CARBON ION for Working Capital Purposes in the months of February through May 2021, pending the achievement of certain agreed-upon benchmarks or UOP to be set forth in the Definitive Agreements.

3. Conduct of Business. From the date of this Letter through the signing of the Definitive Agreements, PUBCO and the CARBON ION shall operate their respective businesses in the ordinary course, consistent with past practices in all material respects

4. Expenses of Parties. The Parties shall each bear their own costs and expenses incurred in connection with the Proposed Transactions, including, without limitation, the conduct of due diligence and the preparation and negotiation of the Definitive Agreements as well as legal, accounting and other professional fees.

5. Confidentiality: For purposes of this Letter, "Confidential Information" shall mean all information relating to, or derived from, a Party hereto or its Affiliates, as defined below (collectively, the "Disclosing Party") to which one or more other Parties hereto (each, a "Receiving Party") is given access in connection with its consideration of the Proposed Transactions, and shall *include*, without limitation, all methods and systems, software, technical data, research reports, designs and specifications, new product and service developments, customers and customer lists, pricing information, trademarks or service marks, and other information, data, documents, technology, know how, processes, trade secrets, contracts, proprietary information, financial and operating data, now or hereafter existing or previously developed or acquired by the Disclosing Party, regardless of whether any such information, data or documents qualify as "trade secrets" under applicable law; provided, however, that "Confidential Information" shall *exclude* with respect to the applicable Receiving Party: (a) information that such Receiving Party had in its possession prior to disclosure of such information by the Disclosing Party or its Representatives to such Receiving Party; (b) information that also has been furnished to such Receiving Party by a third party as a matter of right without restriction and which was not received directly or indirectly from the Disclosing Party or its Representatives; (c) information which is or becomes part of the public domain by publication or otherwise through no breach of this Letter by such Receiving Party; and (d) information which is independently developed by such Receiving Party without access to or use of the Disclosing Party's Confidential Information. Any Confidential Information which the

Disclosing Party discloses or makes available to a Receiving Party (a) shall not be, directly or indirectly, disclosed or used by such Receiving Party for its competitive advantage, in its business activities or for any other purpose whatsoever, but shall be used solely in connection with the Reverse Merger, (b) shall be kept in strict confidence by such Receiving Party, (c) shall not be reproduced by such Receiving Party without the Disclosing Party's prior consent, and (d) shall not be disclosed by such Receiving Party to any other person or entity without the Disclosing Party's prior written consent. Notwithstanding the above, each Receiving Party may reveal Confidential Information to its Representatives who (i) need to know or be aware of the Confidential Information in connection with the Reverse Merger, (ii) are informed of the confidential nature of the Confidential Information, and (iii) are subject to an obligation similar in nature and scope to this Letter, which prohibits such Representative from disclosing the Confidential Information furnished to it in connection with the Reverse Merger. Each Receiving Party shall be responsible for any breach of this Letter by any of its Representatives. Notwithstanding any other provision of this Letter, each Receiving Party may disclose the Confidential Information to the extent required by applicable law or as required in any civil or criminal legal proceeding, regulatory proceeding or any similar process; provided, that such Receiving Party, unless prohibited by applicable law, gives prompt notice of such request to the Disclosing Party so that the Disclosing Party may seek an appropriate protective order or waive such Receiving Party's compliance with the provisions of this Letter. As used herein, the term "Affiliate" means any corporation, partnership or other business entity that controls, is controlled by, or is under common control with, the Disclosing Party or Receiving Party, as applicable.

6. Exclusivity. From and after the date of the execution of this Letter by the Parties (the "Execution Date") through and including the earlier of (i) termination or expiration of this Letter in accordance with Section 6 or (ii) 11:59 pm EDT on December 31, 2020 (the "Exclusivity Period"), PUBCO and CARBON ION agree to not engage with any person or entity (a) to acquire by any means any capital stock or significant assets of PUBCO or CARBON ION, or any interest in any of the foregoing, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, an acquisition by any means of, or business combination involving in any manner PUBCO or CARBON ION, or (c) to furnish or cause to be furnished any information with respect to PUBCO or CARBON ION to any person (other than to each other or their Representatives as contemplated by this Letter) (each, a "Competing Transaction").

7. Termination. CARBON ION and PUBCO shall have the right, upon prior written notice to the other, to terminate its obligations hereunder at any time, without any liability to the other Party prior to December 31, 2020, if the results of its due diligence inquiry are unsatisfactory to the terminating Party in its sole discretion. CARBON ION and PUBCO may terminate their respective obligations hereunder at any time by mutual agreement. This Letter shall terminate upon the first to occur of (i) the expiration of the Exclusivity Period, or (ii) the execution and delivery of the Definitive Agreements; provided, that the provisions and obligations of the Parties created by the Binding Provisions (as defined below) shall survive the termination of this Letter. In the event of termination, the $100,000.00 Loan will remain in effect and adhered to by the separate and agreed loan document attached exhibit A.

8. Letter of Intent. The Parties intend and hereby agree and acknowledge that Sections 3 (*Expenses of Parties*), 4 (*Confidentiality*), 5 (*Exclusivity*), 8 (*Entire Agreement*), 9 (*Governing Law*) and this Section 7 of this Letter (collectively, the "Binding Provisions") shall be enforceable and binding in all respects and that the rights and obligations contained in such Binding Provisions will inure to the benefit of the Parties 'successors and assigns. A binding

commitment with respect to the Proposed Transactions will result only upon the execution and delivery of the Definitive Agreements relating to the Proposed Transactions, and therefore, except with respect to the Binding Provisions, neither Party shall have any liability or obligation of any kind to the other party under this Letter in the event negotiations are terminated before a Definitive Agreement is executed.

9. Entire Agreement. The Binding Provisions of this Letter constitute the entire agreement between the Parties and supersede all prior oral or written agreements, understandings, representations and warranties, and dealings between the Parties on the subject matter hereof. This Letter may not be amended or modified except by an agreement in writing signed by each Party.

10. Governing Law. This Letter shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflicts of laws.

11. Counterparts. This Letter may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

If this Letter correctly reflects your understanding, please execute the Letter where indicated and return to PUBCO.

Sincerely,

CORPORATE UNIVERSE, INC.

By:____________________

Name: Isaac Sutton

Title: Chief Executive Officer

Executed, Accepted and Agreed to as of the date first set forth above.

CARBON ION ENERGY STORAGE, LTD.

____

By: Name and Title Andrew Sispoidis
Chief Executive Officer

SOLUTIONS FOR STARTUP VENTURES LTD

____

By: Name and Title Andrew Sispoidis
Chief Executive Officer